Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Financial Investors Trust and to the use of our report dated December 20, 2011 on the financial statements and financial highlights of Stonebridge Institutional Small-Cap Growth Fund, a series of shares of Stonebridge Funds Trust. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 4, 2012